Exhibit 10.4
2006 DIRECTORS ANNUAL COMPENSATION PROGRAM

Quest Oil Corporation, a Nevada corporation (the “Company”) has established the 2006 Directors Annual Compensation Program (the “Program”) to compensate the directors of the Company for their service to the Board of Directors (the “Board”) and its committees.  The terms of the Program are as set forth herein.

1. Eligibility.  Any member of the Board shall be entitled to the compensation specified herein and shall be a “Participant” in the Program from and after January 1, 2006 or, if later, the date on which such person becomes a member of the Board and is otherwise eligible to participate in the Program.  Members of the Board who become Participants after January 1 of any year shall be entitled to pro rated compensation.

2.             Cash Compensation.  Each Participant shall be entitled to a cash amount determined annually by the Compensation Committee of the Board (the “Committee”). Participants may elect to receive common shares of the Company in lieu of the cash compensation that would otherwise be payable to them by notifying the Company of such election prior to January 1 of the year for which the election will be effective.

3.             Equity Compensation.  Each Participant shall be entitled to:

a. An award of $10,000 of the Company’s restricted stock every 90 days of service. The number of shares of restricted stock awarded shall be determined using 110% of the closing market price of the Company’s common stock as of April 24, 2006 for the year 2006 and the closing market price of the Company’s common stock on the tenth business day after January 1 of each following year.

b. Series D Common Stock Purchase Warrants to purchase 1,000,000 shares of the Company’s common stock at an exercise price equal to 110% of the closing market price of the Company’s common stock as of April 24, 2006. The warrants shall have a term of 5 years and shall vest to the holder at a rate of 250,000 warrants every 90 days. The Series D Warrants shall have a cashless exercise feature.

4.  Interpretation of Program.  The Committee shall have the authority to administer the Program, to conclusively make all determinations under the Program and to interpret the Program.  Any such determinations or interpretations made by the Committee shall be binding on all persons.

5. Governing Law.  The Program shall be governed by the laws of Nevada.

6. Successors.  All obligations of the Company under the Program shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

7. Amendment and Termination.  This Program may be amended or terminated at any time by the Board; provided, that no amendment shall be given effect to the extent that it would have the effect of reducing a Participant’s existing awards under the Program.